DNB Financial Corporation


For further information, please contact:
Bruce Moroney
CFO/ Senior Vice President
610-873-5253                                               FOR IMMEDIATE RELEASE




                            DNB FINANCIAL CORPORATION

                         Declares a $0.13 Cash Dividend


(August 27, 2003 - Downingtown, PA) The Board of Directors of DNB Financial Corporation, parent of the Downingtown National Bank, have declared a cash dividend of $0.13 per share for the third quarter of 2003 to shareholders of record on September 10, 2003. The cash dividend will be paid on September 20, 2003.

DNB Financial Corporation is a bank holding company whose bank subsidiary, Downingtown National Bank, is a commercial bank and a member of the FDIC. The Bank, headquartered in Downingtown, Chester County, Pennsylvania, has nine (9) full service offices. Through DNB Advisors, Downingtown National Bank provides wealth management and trust services to individuals and businesses throughout Chester County. The Bank and its subsidiary, DNB Financial Services, Inc., make available certain nondepository products and services, such as securities brokerage, mutual funds, life insurance and annuities. Customers may also visit us on our website at http://www.dnb4you.com.

Inquiries regarding the purchase of DNB Financial Corporation stock may be made through the market markers listed on our website at http://www.dnb4you.com.



        4 Brandywine Avenue  Downingtown, PA 19335-0904  (610) 269-1040